Exhibit 10.23
PALO ALTO NETWORKS, INC.
DEFERRED COMPENSATION PLAN
Effective Date
June 1, 2022
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TABLE OF CONTENTS

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Article 1Establishment and Purpose
Palo Alto Networks, Inc., a Delaware corporation (the “Company”), has adopted this Palo Alto Networks, Inc. Deferred Compensation Plan, effective June 1, 2022 (the “Effective Date”), for deferrals of Compensation earned after June 22, 2022.
The purpose of the Plan is to attract and retain key employees by providing them with an opportunity to defer receipt of a portion of their salary, annual bonus, restricted stock units, performance stock units, and other specified compensation. The Plan is not intended to meet the qualification requirements of Code Section 401(a) but is intended to meet the requirements of Code Section 409A and shall be operated and interpreted consistent with that intent.
The Plan constitutes an unsecured promise by the Company to pay benefits in the future. Each Participant in the Plan shall have the status of a general unsecured creditor of the Company. The Company shall be solely responsible for payment of the benefits under the Plan. The Plan is unfunded for federal tax purposes and is intended to be an unfunded arrangement for eligible employees who are part of a select group of management or highly compensated employees of the Company (within the meaning of Sections 201(2), 301(a)(3), and 401(a)(1) of ERISA). Any amounts set aside to defray the liabilities assumed by the Company will remain the general assets of the Company and shall remain subject to the claims of the Company’s creditors until such amounts are distributed to the Participants.
Article 2Definitions
2.1“Account” means a bookkeeping account maintained by the Committee to record the payment obligation of the Company to a Participant under the terms of the Plan. The Committee may maintain an Account to record the total obligation to a Participant and component Accounts to reflect amounts payable at different times and in different forms. Reference to an Account means any such Account established by the Committee, as the context requires. Accounts are intended to constitute “unfunded” obligations (within the meaning of Sections 201(2), 301(a)(3), and 401(a)(1) of ERISA).
2.2“Account Balance” means, with respect to any Account, the total payment obligation owed to a Participant from such Account, determined as of the close of trading on the Exchange as of the most recent Business Day.
2.3“Affiliate” means a corporation, trade, or business that, together with the Company, is treated as a single employer under Code Section 414(b) or (c).
2.4“Beneficiary” means a natural person, estate, or trust designated by a Participant in accordance with Section 6.4 to receive payments to which a Beneficiary is entitled in accordance with the provisions of the Plan.
2.5“Board” means the Board of Directors of the Company.
2.6“Business Day” means each day on which the Exchange is open for business.
2.7“Change in Control” means any of the following events, determined in accordance with Code Section 409A:
(a)Change in Ownership. A change in the ownership of the Company occurs on the date on which any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group constitutes more than 50% of the total fair market value or total voting

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power of the stock of the Company. The acquisition by a person or group owning more than 50% of the total fair market value or total voting power of the stock of the Company of additional shares of the Company shall not constitute a “change of the ownership” of the Company.
(b)Change in Effective Control. A change in the effective control of the Company occurs on the date on which either: (i) a person, or more than one person acting as a group, acquires ownership of stock of the Company possessing 30% or more of the total voting power of the stock of the Company, taking into account all such stock acquired during the 12-month period ending on the date of the most recent acquisition, provided that the acquisition by a person or group owning more than 30% of the total fair market value or total voting power of the stock of the Company of additional shares of the Company shall not constitute a “change of effective control” of the Company; or (ii) a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.
(c)Change in Ownership of Substantial Portion of Assets. A change in the ownership of a substantial portion of assets occurs on the date on which any one person, or more than one person acting as a group, other than a person or group of persons that is related to the Company, acquires assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions, taking into account all such assets acquired during the 12-month period ending on the date of the most recent acquisition. A transfer of assets shall not be treated as a “change in the ownership of a substantial portion of the assets” when such transfer is made to an entity that is controlled by the shareholders of the transferor corporation as determined under Treas. Reg. Section 1.409A-3(i)(5)(vii)(B).
2.8“Claimant” means a Participant or Beneficiary filing a claim under Article 11 of this Plan.
2.9“Code” means the Internal Revenue Code of 1986, as amended.
2.10“Code Section 409A” means Section 409A of the Code and regulations and other guidance issued by the Treasury Department and Internal Revenue Service thereunder.
2.11“Committee” means the Company’s Compensation and People Committee or any other committee appointed by the Board or Compensation and People Committee to administer the Plan.
2.12“Company Contribution” means a credit by the Company to a Participant’s Account in accordance with the provisions of Article 5. Unless the context clearly indicates otherwise, a reference to Company Contribution includes Earnings attributable to such contribution.
2.13“Compensation” means a Participant’s (a) salary, annual bonus, commission, and other cash compensation approved by the Committee as Compensation that may be deferred under Section 4.2 and (b) grants of Equity Awards. Compensation excludes compensation that has been previously deferred under this Plan or any other arrangement subject to Code Section 409A and cash compensation that is not paid through U.S. payroll.

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2.14“Compensation Deferral Agreement” means an agreement between a Participant and the Company and, if applicable, the Participant’s Employer that specifies (a) the amount of each component of Compensation that the Participant has elected to defer under the Plan in accordance with the provisions of Article 4, (b) the Payment Schedule applicable to such Deferral, and (c) the Investment Allocation applicable to such Deferral.
2.15“Deferral” means a credit to a Participant’s Account that records the portion of the Participant’s Compensation that the Participant has elected to defer under the Plan in accordance with the provisions of Article 4. Unless the context of the Plan clearly indicates otherwise, a reference to Deferrals includes Earnings attributable to such Deferrals.
2.16“Earnings” means an adjustment to the value of an Account (including as a result of gains or losses) in accordance with Article 7.
2.17“Eligible Employee” means an Employee who is actively employed in the U.S. and on the U.S. payroll of such Employee’s Employer and is a member of a select group of management or highly compensated employees who has been designated as an “Eligible Employee” for an applicable enrollment and meets any additional criteria established from time to time by the Committee in its sole discretion. An Employee shall become an Eligible Employee as of the first enrollment period after the date on which such Employee satisfies all of the foregoing conditions. An Employee whose status changes into such an eligible position shall become an Eligible Employee as of the first enrollment period following the date such Employee’s employment in such position commences so long as such Employee remains an Eligible Employee as of such enrollment period. The Committee reserves the right to exclude an otherwise Eligible Employee from participation in the Plan as it deems advisable in its sole and absolute discretion.
2.18“Employee” means a common-law employee of the Company or any Affiliate.
2.19“Employer” means the Company or its Affiliate that is the applicable Employee’s common-law employer.
2.20“Equity Award” means an award of restricted stock units (“RSUs”) or performance stock units (“PSUs”) granted by the Company under its Equity Plan, (and, for the avoidance of doubt, does not include any awards of stock options or stock appreciation rights); provided that the Committee may in its sole discretion exclude any RSUs or PSUs from Deferrals under the Plan.
2.21“Equity Plan” means the Palo Alto Networks, Inc. 2021 Equity Incentive Plan or any successor, predecessor, or other equity plan under which the Company grants, or has granted, Equity Awards, but for the avoidance of doubt excluding equity awards assumed by the Company in a merger or other acquisition.
2.22“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
2.23“Exchange” means the securities exchange on which the Shares are then currently trading. As of the Effective Date, the Exchange refers to the Nasdaq Stock Market.

2.24“Initial Payment Date” means the first scheduled Payment Date with respect to an Account.

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2.25“Payment Date” means the date on which Shares are actually issued or cash paid with respect to any Deferral.
2.26“Payment Schedule” means a designation of the date or period on or in which payment of an Account will commence and the form in which payment of such Account will be made.
2.27“Performance-Based Compensation” means Compensation that is contingent in whole or in part on the satisfaction of pre-established organizational or individual performance criteria relating to a performance period of at least 12 consecutive months. Organizational or individual performance criteria are considered pre-established if approved by the Committee by not later than 90 days after the commencement of the period of service to which the criteria relate, provided that the outcome is substantially uncertain at the time the criteria are established. Compensation may nevertheless be Performance-Based Compensation if the Compensation will be paid without regard to performance in the event of the Participant’s death or “disability” (as defined in Treas. Reg. Section 1.409A-1(e)(1)) or a Change in Control, provided that any payment made under such circumstances without regard to performance will not itself qualify as Performance-Based Compensation.
2.28“Plan” means this Palo Alto Networks, Inc. Deferred Compensation Plan, as may be amended from time to time. However, to the extent permitted or required under Code Section 409A, the term “Plan” may in the appropriate context also mean a portion of the Plan that is treated as a single plan under Treas. Reg. Section 1.409A-1(c), or the Plan or portion of the Plan and any other nonqualified deferred compensation plan or portion thereof that is treated as a single plan under such Section.
2.29“Plan Year” means January 1 through December 31.
2.30“Separation Account” means an Account established by the Committee in accordance with a Participant’s Compensation Deferral Agreement to record Deferrals allocated to such Account by the Participant and that are payable upon the Participant’s Separation from Service in accordance with Section 6.3.
2.31“Separation from Service” means an Employee’s termination of employment with the Company and all Affiliates.
Except in the case of an Employee on a bona fide leave of absence as provided below, an Employee is deemed to have incurred a Separation from Service if the Employer and the Employee reasonably anticipated that the level of services to be performed by the Employee after a date certain would be reduced to 20% or less of the average services rendered by the Employee during the immediately preceding 36-month period (or the total period of employment, if less than 36 months), disregarding periods during which the Employee was on a bona fide leave of absence.
An Employee who is absent from work due to military leave, sick leave, or other bona fide leave of absence incurs a Separation from Service on the first date immediately following the later of (a) the six-month anniversary of the commencement of the leave and (b) the expiration of the Employee’s right, if any, to reemployment under statute or contract.
If a Participant ceases to provide services as an Employee and begins providing services as an independent contractor (other than as a non-employee director) for the Company or any of its Affiliates, a Separation from Service will then occur only if the Employer and

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the Employee reasonably anticipate, as of the time of the change, that the level of services to be provided as an independent contractor are such that a Separation from Service (as described above) would have occurred if the Employee had continued to provide services at that level as an Employee. If no Separation from Service pursuant to the preceding sentence occurs as of the date an Employee becomes such an independent contractor, then a Separation from Service shall occur only upon the 12-month anniversary of the date on which all service contracts between the Employee and the Employer have expired, provided the Participant does not perform services for the Employer during that 12-month period.
For purposes of determining whether a Separation from Service has occurred, the Employer means the Employer, as defined in Section 2.19, except that in applying Code Sections 1563(a)(1), (2), and (3) for purposes of determining whether another organization is an Affiliate under Code Section 414(b), and in applying Treasury Regulation Section 1.414(c)-2 for purposes of determining whether another organization is an Affiliate under Code Section 414(c), “at least 50 percent” shall be used instead of “at least 80 percent” in each place it appears in those Code Sections.
The Committee specifically reserves the right to determine whether a sale or other disposition of substantial assets to an unrelated party constitutes a Separation from Service with respect to a Participant providing services to the seller immediately prior to the transaction and providing services to the buyer after the transaction.
2.32“Share” means a share of the Company’s common stock.
2.33“Specified Date Account” means an Account established by the Committee to record the amounts payable in a future year, as specified in the Participant’s Compensation Deferral Agreement. Unless the Committee specifies otherwise during an applicable enrollment, a Participant may maintain no more than five Specified Date Accounts at any one time (other than certain Specified Date Accounts for Deferrals of Equity Awards described in Section 4.2(e)).
Article 3Eligibility and Participation
3.1Eligibility and Participation. All Eligible Employees may enroll in the Plan during the enrollment periods established by the Committee. Eligible Employees become “Participants” on the first to occur of (a) the date on which the first Compensation Deferral Agreement becomes irrevocable under Article 4 and (b) the date Company Contributions are credited to an Account on behalf of such Eligible Employee.
3.2Duration. Only Eligible Employees may submit Compensation Deferral Agreements during an enrollment period and receive Company Contributions during the Plan Year. A Participant who is no longer an Eligible Employee but has not incurred a Separation from Service will not be allowed to submit Compensation Deferral Agreements but may otherwise exercise all of the rights of a Participant under the Plan with respect to such Participant’s existing Accounts. On and after a Separation from Service, a Participant shall remain a Participant as long as such Participant has any Account Balance that is greater than zero. All Participants, regardless of employment status, will continue to be credited with Earnings and during such time may continue to make allocation elections as provided in Section 7.4. A Participant shall cease being a Participant in the Plan when all of such Participant’s Accounts have been reduced to zero.
3.3Rehires. An Eligible Employee who Separates from Service and who subsequently resumes performing services for an Employer in the same calendar year (regardless of

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eligibility) will have such Eligible Employee’s Compensation Deferral Agreements for such year, if any, cancelled at the time of such Separation from Service, and such Eligible Employee’s eligibility to submit Compensation Deferral Agreements shall be governed by the provisions of Article 4.
Article 4Deferrals
4.1Deferral Elections, Generally.
(a)An Eligible Employee may make an initial election to defer Compensation by submitting a Compensation Deferral Agreement during any enrollment period established by the Committee and in the manner specified by the Committee, but in any event, in accordance with Section 4.2. If an Eligible Employee ceases to be an Eligible Employee during any such enrollment period, then such former Eligible Employee shall not be eligible to submit a Compensation Deferral Agreement with respect to such enrollment period. Unless an earlier date is specified in the enrollment materials or Compensation Deferral Agreement, deferral elections with respect to a Compensation source (such as salary, annual bonus, Equity Awards, or other Compensation) become irrevocable on the latest date applicable to such Compensation source under Section 4.2.
(b)A Compensation Deferral Agreement that is not timely filed with respect to a service period or component of Compensation, or that is submitted by a Participant who Separates from Service prior to the latest date such agreement would become irrevocable under Code Section 409A, shall be considered null and void and shall not take effect with respect to such service period or component of Compensation. The Committee may modify or revoke any Compensation Deferral Agreement prior to the date on which such Compensation Deferral Agreement becomes irrevocable under the rules of Section 4.2. If an Eligible Employee ceases to be an Eligible Employee prior to the date on which a Compensation Deferral Agreement becomes irrevocable under the rules of Section 4.2, then such Compensation Deferral Agreement shall be considered null and void and shall not take effect.
(c)The Committee may permit different deferral amounts for each component of Compensation and may establish a minimum or maximum deferral amount for each such component. Unless otherwise specified by the Committee in the enrollment materials or Compensation Deferral Agreement, Participants may defer (i) a minimum of 5% and a maximum of 50% of the annual base salary earned in any Plan Year, (ii) a minimum of 5% and a maximum of 100% of annual cash bonuses and commissions earned in any Plan Year, and (iii) a minimum of 5% and a maximum of 100% of any Equity Award or, to the extent the Participant is permitted to defer the unvested tranche(s) of an Equity Award, the applicable unvested tranche(s).
(d)Deferrals of cash Compensation shall be calculated with respect to the gross cash Compensation payable to the Participant prior to any deductions or withholdings (including any withholdings under Section 8.4). Deferrals of an Equity Award or the applicable vesting tranche(s) of an Equity Award shall be calculated as a percentage of the Equity Award or vesting tranche, as specified in the enrollment materials, with deferrals of any fractional stock units rounded down to the nearest whole stock unit. To the extent permissible under Code Section 409A, the Committee may in its discretion reduce deferrals of Participants so as to not

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exceed 100% of the cash Compensation of such Participant (after taking into account all of the Participant’s other deductions and withholdings).
(e)The Eligible Employee shall specify in a Compensation Deferral Agreement the amount of Deferrals, whether to allocate Deferrals to a Separation Account or to a Specified Date Account, and the Investment Alternative(s) that will be applicable to such Deferral. Deferrals of the vesting tranche(s) of an Equity Award pursuant to Section 4.2(e) may be allocated only to a Specified Date Account, based on the vesting dates applicable to each deferred Equity Award. Except for Equity Awards deferred pursuant to Section 4.2(e), if no designation is made, Deferrals shall be allocated to a Separation Account.
4.2Timing Requirements for Compensation Deferral Agreements.
(a)Initial Eligibility. If an Employee becomes an Eligible Employee during the middle of a Plan Year, such Eligible Employee may elect to defer such Eligible Employee’s (i) base salary and annual cash incentive compensation earned in such Plan Year after the date of such election and/or (ii) Equity Awards previously granted to such Eligible Employee, if and to the extent permitted in accordance with procedures established by the Committee. The Compensation Deferral Agreement must be filed within 30 days after such Employee first becomes an Eligible Employee and shall become irrevocable not later than such 30th day (the “Initial Eligibility Period End Date”). A Compensation Deferral Agreement filed under this paragraph applies only to Compensation earned after the date that the Compensation Deferral Agreement becomes irrevocable, and for such purpose any annual cash incentive compensation or Equity Award deferred pursuant to this Section 4.2(a) shall be prorated to reflect the portion of such compensation earned after such date. Elections to defer Compensation made pursuant to Compensation Deferral Agreements submitted after the Initial Eligibility Period End Date shall be governed by the other rules in this Section 4.2.
(b)Prior-Year Elections.
(i)General. Unless a more specific rule in this Section 4.2 applies, the Committee may permit an Eligible Employee to defer Compensation by filing a Compensation Deferral Agreement no later than December 31 of the year prior to the year in which the Compensation to be deferred is earned. A Compensation Deferral Agreement filed under this paragraph shall become irrevocable with respect to such Compensation not later than the December 31 filing deadline (or any earlier date specified in the enrollment materials).
(ii)Types of Compensation Deferred. As of the Effective Date (but subject to change thereafter), this Section 4.2(b) would apply to elections to defer Compensation constituting annual base salary and commissions.
(c)Performance-Based Compensation.
(i)General. The Committee may permit an Eligible Employee to defer Compensation that qualifies as Performance-Based Compensation by filing a Compensation Deferral Agreement no later than the date that is six months before the end of the applicable performance period, provided that:

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A.the Eligible Employee remains an Eligible Employee continuously from the later of the beginning of the performance period and the date the performance criteria are established through the date the Compensation Deferral Agreement is submitted; and
B.the Compensation is not readily ascertainable as of the date the Compensation Deferral Agreement is filed.
Any election to defer Performance-Based Compensation that is made in accordance with this paragraph and that becomes payable as a result of the Participant’s death or upon a “change in control” (as defined in Treas. Reg. Section 1.409A-3(i)(5)) prior to the satisfaction of the performance criteria will be void unless it would be considered timely under another rule described in this Section 4.2.
(ii)Types of Compensation Deferred. As of the Effective Date (but subject to change thereafter), this Section 4.2(c) would apply to elections to defer Compensation constituting annual cash incentives, certain PSUs that are outstanding as of the date of such election, and PSUs that are granted after the date of such election.
(d)Certain Forfeitable Rights.
(i)General. With respect to a legally binding right to Compensation in a subsequent year that is subject to a forfeiture condition requiring the Participant’s continued services for a period of at least 12 months from the date the Participant obtains the legally binding right, the Committee may permit an Eligible Employee to defer such Compensation by filing a Compensation Deferral Agreement on or before the 30th day after the legally binding right to the Compensation accrues, provided that the Compensation Deferral Agreement is submitted at least 12 months in advance of the earliest date on which the forfeiture condition could lapse, other than due to the Participant’s death or “disability” (as defined in Treas. Reg. Section 1.409A-3(i)(4)) or in connection with a Change in Control. The Compensation Deferral Agreement described in this paragraph becomes irrevocable not later than such 30th day. If the forfeiture condition applicable to the payment lapses before the end of such 12-month period as a result of the Participant’s death or such disability or in connection with a Change in Control, the Compensation Deferral Agreement will be void unless it would be considered timely under another rule described in this Section 4.2.
(ii)Types of Compensation Deferred. As of the Effective Date (but subject to change thereafter), this Section 4.2(d) would apply to elections to defer the portion of grants of RSUs that vest no earlier than the 12-month anniversary of the later of (A) the grant date and (B) the last day of the applicable enrollment period and in each case do not provide for accelerated vesting (other than upon a termination due to death or such disability or in connection with a Change in Control).
(e)Short-Term Deferrals.
(i)General. The Committee may permit Compensation that meets the definition of a “short-term deferral” described in Treas. Reg. Section

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1.409A-1(b)(4) to be deferred pursuant to an election made at least 12 months prior to the date on which such Compensation is scheduled to become vested in accordance with such Compensation’s ordinary vesting schedule (i.e., without accounting for accelerated vesting provisions), provided that the Initial Payment Date for such Deferral is not earlier than the first day of the Plan Year following the fifth anniversary of the date on which such Compensation is scheduled to become vested in accordance with such ordinary vesting schedule (regardless of when vesting actually occurs). If the Compensation deferred pursuant to this Section 4.2(e) vests on multiple dates, the Initial Payment Date may not be earlier than the fifth anniversary of the latest of such vesting dates. A Compensation Deferral Agreement submitted in accordance with this paragraph becomes irrevocable as of the end of the applicable enrollment period. If the forfeiture condition applicable to the payment lapses before the 12-month anniversary of the last date of the applicable enrollment period, the Compensation Deferral Agreement will be void unless it would be considered timely under another rule described in this Section 4.2.
(ii)Types of Compensation Deferred. This Section 4.2(e) would apply to elections to defer vesting tranches of RSUs or PSUs that cannot be deferred pursuant to Section 4.2(c) or 4.2(d) but are scheduled to vest at least 12 months after the last day of the applicable enrollment period, which as of the Effective Date (but subject to change thereafter) includes certain vesting tranches with respect to certain RSUs and PSUs that were granted more than 30 days prior to the date of such election; provided that in each case such Deferral election shall apply only to the portion of such award that is scheduled to vest at least 12 months after the last day of the applicable enrollment period.
(f)“Evergreen” Deferral Elections. The Committee may, in its discretion, provide that Compensation Deferral Agreements will continue in effect for subsequent years or performance periods by communicating that intention to Participants in writing prior to the date Compensation Deferral Agreements become irrevocable under this Section 4.2. An evergreen Compensation Deferral Agreement may be revoked or modified in writing prospectively by the Participant or the Committee with respect to Compensation for which such election remains revocable under this Section 4.2. A Compensation Deferral Agreement is deemed to be revoked for subsequent years if the Participant is not an Eligible Employee as of the last permissible date for making elections under this Section 4.2 or if the Compensation Deferral Agreement is canceled in accordance with Section 4.6.
4.3Allocation of Deferrals. A Compensation Deferral Agreement may allocate a Deferral to a Separation Account or to a Specified Date Account. If a Participant’s Compensation Deferral Agreement allocates a component of Compensation to a Specified Date Account that commences payment in the year such Compensation is earned or otherwise before any minimum deferral period established by the Committee or required by law for such Specified Date Account, the Compensation Deferral Agreement shall be deemed to allocate the Deferral to the Participant’s Specified Date Account having the next earliest payment year (including, if applicable, taking into consideration any minimum deferral period established by the Committee or required by law for a Specified Date Account). If the Participant has no other available Specified Date Accounts after the application of the preceding sentence, then the Committee will allocate the Deferral to the Participant’s Separation Account.

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4.4Deductions from Pay. The Committee has the authority to determine the payroll practices under which any component of Compensation subject to a Compensation Deferral Agreement will be deducted from a Participant’s Compensation.
4.5Vesting. Participant Deferrals of cash Compensation shall be 100% vested at all times after they are credited to the Participant’s applicable Account. Deferrals of Equity Awards (or a portion thereof) shall take effect upon the satisfaction of the vesting conditions of the underlying Equity Award (or portion thereof) and shall thereafter be fully vested to the extent such vesting conditions are satisfied.
4.6Cancelation of Deferrals. The Committee may cancel a Participant’s Deferrals during periods of “disability” (as defined in Treas. Reg. Section 1.409A-3(j)(xii)), provided that cancelation occurs by the later of (a) the end of the taxable year of the Participant and (b) the 15th day of the 3rd month following the date the Participant incurs such disability.
Article 5Company Contributions
5.1Discretionary Company Contributions. The Company may, in its sole and absolute discretion, credit discretionary Company Contributions in the form of matching, profit sharing, or other contributions to any Participant in any amount determined by the Company. Company Contributions shall be credited to the Participant’s Account specified by the Committee. Discretionary Company Contributions are credited at the sole discretion of the Company, and the fact that a discretionary Company Contribution is credited in one year shall not obligate the Company to continue to make such Company Contributions in subsequent years.
5.2Vesting. Company Contributions vest according to the schedule specified by the Committee on or before the time the contributions are made. The Company may elect to accelerate vesting of Company Contributions for any Participant, at any time, in its sole discretion.
Article 6Payments from Accounts
6.1General Rules. Each Account will become payable in accordance with Sections 6.2 (if elected) through 6.8.
Payment Schedules elected by a Participant shall be set forth in a valid Compensation Deferral Agreement that designates the Account to which such elections apply in accordance with Article 4 or in a valid modification election applicable to such Account as described in Section 6.8.
All Accounts shall be paid in Shares, issued under the Equity Plan, provided that an Account shall be paid in cash to the extent there are insufficient Shares available under the Equity Plan to make such payment in Shares. A Participant’s right to receive Shares in accordance with the terms of the Plan shall be considered a grant of a stock unit award under the Equity Plan in connection with the Participant’s employment with the Company. To the extent that an Account is paid in Shares, the amount payable with respect to any Payment Date shall be determined by dividing the dollar value of the amount to be paid by the closing trading price of a Share on the Exchange as of the last day (or if such date is not a Business Day, the immediately preceding Business Day) of the month preceding the month in which such Payment Date occurs. No Deferrals will be paid in fractional Shares, and any Deferrals that cannot be paid in full Shares will instead be paid in cash.

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6.2Specified Date Accounts.
(a)Commencement. A Participant may elect to credit any Deferral to a Specified Date Account, the payment of which shall be made or begin in the calendar year designated by the Participant for such Account on a Payment Date determined by the Committee. Except for Deferrals of Equity Awards pursuant to Section 4.2(e), the Initial Payment Date of a Specified Date Account may not be less than 2 years or more than 15 years after the Plan Year in which the deferral election is made. The Initial Payment Date for Equity Awards deferred under the provisions of Section 4.2(e) will be no earlier than the 5th anniversary and no later than the 15th anniversary of the date on which such Equity Award is scheduled to become vested under the terms of the award (disregarding any accelerated vesting conditions under the terms of such award). A separate Specified Date Account will be established to record the amounts deferred and the year in which the Initial Payment Date occurs with respect to amounts deferred under Section 4.2(e), and such Accounts will not count toward the maximum number of Specified Date Accounts that a Participant may maintain under the terms of this Plan.
(b)Form of Payment. Payments from any Specified Date Account will be made in a single distribution, unless the Participant elects in the relevant Compensation Deferral Agreement to receive such payments in a designated number of substantially equal annual installments payable over a period of up to 10 years.
6.3Separation from Service.
(a)General. A Participant may elect to credit any Deferral, other than a Deferral pursuant to Section 4.2(e), to a Separation Account, the payment of which shall be made or begin following the Participant’s Separation from Service.
(b)Commencement. The Initial Payment Date for each Separation Account will be determined by the Committee and will occur in the calendar year after the calendar year in which Separation from Service occurs, provided that such Initial Payment Date must be no earlier than six months following the applicable Participant’s Separation from Service.
(c)Form of Payment. Payments from any Separation Account will be made in a single distribution, unless the Participant elects in the relevant Compensation Deferral Agreement to receive such payments in a designated number of substantially equal annual installments payable over a period of up to 10 years.
6.4Death. Notwithstanding anything to the contrary in this Article 6, upon the death of the Participant (regardless of whether such Participant is an Employee at the time of death), all remaining vested Account Balances shall be paid to such Participant’s Beneficiary in a single distribution no later than December 31 of the calendar year following the year of the Participant’s death.
(a)Designation of Beneficiary in General. The Participant shall designate a Beneficiary in the manner and on terms and conditions as the Committee may prescribe. No such designation shall become effective unless filed with the Committee during the Participant’s lifetime. Any designation shall remain in effect until a new designation is filed with the Committee, except that if a Participant designates such Participant’s spouse as a Beneficiary, then such designation shall be automatically revoked upon the dissolution of the marriage unless, following such dissolution, the Participant submits a new designation

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naming the former spouse as a Beneficiary. A Participant may change such Participant’s designated Beneficiary without the consent of a previously designated Beneficiary by filing a new designation with the Committee.
(b)No Beneficiary. If a designated Beneficiary does not survive the Participant, or if there is no valid Beneficiary designation, amounts payable under the Plan upon the death of the Participant shall be paid to the Participant’s spouse, or if there is no surviving spouse, then to the duly appointed and currently acting personal representative of the Participant’s estate.
6.5Administrative Cash-Out of Small Balances. Notwithstanding anything to the contrary in this Article 6, the Committee may at any time and without regard to whether a payment event has occurred, direct in writing an immediate single distribution of all of the Participant’s Accounts if the Account Balance of such Accounts, combined with any other amounts required to be treated as deferred under a single plan pursuant to Code Section 409A, does not exceed the applicable dollar amount under Code Section 402(g)(1)(B), provided any other such aggregated amounts are also distributed in a single distribution at the same time.
6.6Acceleration of or Delay in Payments. Notwithstanding anything to the contrary in this Article 6, the Committee, in its sole and absolute discretion, may elect to accelerate the time or form of payment of an Account, provided such acceleration is permitted under Treas. Reg. Section 1.409A-3(j)(4). The Committee may also, in its sole and absolute discretion, delay the time for payment of an Account, to the extent permitted under Treas. Reg. Section 1.409A-2(b)(7).
6.7Rules Applicable to Installment Payments. If a Payment Schedule specifies installment payments, payment will be made beginning as soon as administratively practicable after the Initial Payment Date for such installments and shall continue to be made in each subsequent payment period until the number of installment payments specified in the Payment Schedule has been paid. The amount of each installment payment shall be determined by dividing (a) the Account Balance as of the last Business Day in the month preceding the month of payment, by (b) the remaining number of installment payments. For purposes of Section 6.8, installment payments will be treated as a single payment. If an Account is payable in installments, the Account will continue to be credited with Earnings in accordance with Article 7 until the Account is completely distributed.
6.8Modifications to Payment Schedules. A Participant may modify the Payment Schedule elected by such Participant with respect to an Account, consistent with the permissible Payment Schedules available under Sections 6.2 and 6.3, as applicable, provided such modification complies with the requirements of this Section 6.8.
(a)Time of Election. The modification election must be submitted to the Committee not less than 12 months prior to the Initial Payment Date under the Payment Schedule in effect prior to modification (the “Prior Election”).
(b)Date of Payment under Modified Payment Schedule. The Initial Payment Date under the modified Payment Schedule must be no earlier than five years after the Initial Payment Date under the Prior Election. Under no circumstances may a modification election result in an acceleration of payments in violation of Code Section 409A. If the Participant modifies only the form of payments and not the Initial Payment Date, payments shall commence not earlier than the fifth anniversary of the Initial Payment Date under the Prior Election.

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(c)Irrevocability; Effective Date. A modification election is irrevocable when filed and becomes effective 12 months after the filing date.
(d)Effect on Accounts. An election to modify a Payment Schedule is specific to the Account or payment event to which it applies and shall not be construed to affect the Payment Schedules of any other Accounts or payment events.
Article 7Valuation of Account Balances; Investments
7.1Valuation. Deferrals shall be credited to appropriate Accounts on the date that deferred Compensation would have been paid to the Participant absent the Compensation Deferral Agreement. Valuation of Accounts shall be performed under procedures approved by the Committee.
7.2Earnings Credit. Each Account will be credited with Earnings on each Business Day (unless another period is specified by the Committee with respect to a particular investment option), based upon the Participant’s investment allocation, with respect to each Deferral, among a menu of investment options selected in advance by the Committee, in accordance with the provisions of this Article 7 (“Investment Allocation”).
7.3Investment Options. Investment options will be determined by the Committee. The Committee, in its sole discretion, shall be permitted to add or remove investment options from the Plan menu at any time to be effective on a prospective basis. The Investment options may include, without limitation, notional Shares, notional mutual fund shares, and notional alternative investments measured by reference to Shares.
7.4Investment Allocations. An Investment Allocation constitutes a deemed, not actual, investment among the investment options comprising the investment menu. At no time shall a Participant have any real or beneficial ownership in any investment option included in the investment menu, nor shall the Company or any trustee acting on its behalf have any obligation to purchase actual securities as a result of an Investment Allocation. An Investment Allocation shall be used solely for purposes of adjusting the value of a Participant’s Account Balances.
A Participant shall specify an Investment Allocation for each Deferral in accordance with procedures established by the Committee. Allocation among the investment options must be designated in increments of 1%. A Participant may change an Investment Allocation in accordance with procedures adopted by the Committee.
7.5Unallocated Deferrals. If the Participant fails to make an Investment Allocation with respect to a Deferral of an Equity Award, such Deferral shall be invested in notional Shares. If a Participant fails to make an Investment Allocation with respect to a Deferral of any other Compensation, such Deferral shall be invested in a notional mutual fund specified by the Committee.
7.6Adjustments. In the event that any extraordinary dividend or other extraordinary distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, reclassification, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs (other than any ordinary dividends or other ordinary distributions), the Committee, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will adjust

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the number of notional Shares and notional alternative investments measured by reference to Shares with respect to all Account Balances under the Plan.
Article 8Administration
8.1Plan Administration. This Plan shall be administered by the Committee, which shall have discretionary authority to make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and to utilize its discretion to decide or resolve any and all questions in connection with the Plan, including eligibility for benefits and interpretations of this Plan and its terms. Claims for benefits shall be filed with the Committee and resolved in accordance with the claims procedures in Article 11.
8.2Administration Upon Change in Control. Upon a Change in Control, the Committee, as constituted immediately prior to such Change in Control, shall continue to act as the Committee. The Committee, by a vote of a majority of its members, shall have the authority (but shall not be obligated) to appoint an independent third party to act as the Committee.
Upon such Change in Control, the Company may not remove the Committee or its members, unless a majority of Participants and Beneficiaries with Account Balances consent to the removal and replacement of the Committee.
The Company shall: (a) pay all reasonable expenses and fees of the Committee; (b) indemnify the Committee (including individuals serving as Committee members) against any costs, expenses and liabilities, including attorneys’ fees and expenses arising in connection with the performance of the Committee’s duties hereunder, except with respect to matters resulting from the Committee’s gross negligence or willful misconduct; and (c) supply full and timely information to the Committee on all matters related to the Plan, any rabbi trust, Participants, Beneficiaries and Accounts as the Committee may reasonably require.
8.3Delegation of Authority. In the administration of this Plan, the Committee may employ agents and delegate to them any administrative duties that the Committee sees fit and may consult with legal counsel and other advisors.
8.4Withholding. The Company and each Employer shall have the right to withhold from any payment due under the Plan (or with respect to any amounts credited to the Plan) any taxes required by law to be withheld in respect of such payment (or credit). Such withholdings may be made in accordance with any applicable procedures established by the Committee, including by (a) requiring the Participant to pay cash, check, or other cash equivalents, (b) having the Company withhold otherwise deliverable Shares having a fair market value equal to the minimum statutory amount applicable in the Participant’s jurisdiction or such greater amount as the Committee may determine (including up to a maximum statutory amount) if such amount would not have adverse accounting consequences, as the Committee determines in its sole discretion, (c) requiring the Participant to deliver to the Company already-owned Shares having a fair market value equal to the minimum statutory amount applicable in the Participant’s jurisdiction or such greater amount as the Committee may determine (including up to a maximum statutory amount), in each case, provided the delivery of such Shares will not result in any adverse accounting consequences, as the Committee determines in its sole discretion, (d) selling a sufficient number of Shares otherwise deliverable to the Participant through such means as the Committee may determine in its sole discretion (whether through a broker or otherwise) to cover the amount of the withholding obligation, (e) having the Company or an Employer withhold from wages or any other cash amount due or to become due to the

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Participant and payable by the Company or any Employer, (f) any other method of withholding determined by the Committee, or (g) any combination of the foregoing methods of payment. Withholdings with respect to amounts credited to the Plan shall be deducted from Compensation that has not been deferred to the Plan.
8.5Indemnification. The Company shall indemnify and hold harmless each employee, officer, director, agent, and organization to whom or to which are delegated duties, responsibilities, and authority under the Plan or otherwise with respect to administration of the Plan, including the Committee and its delegees and its agents, against all claims, liabilities, fines, and penalties, and all expenses reasonably incurred by or imposed upon them (including reasonable attorneys’ fees) that arise as a result of their actions or failure to act in connection with the operation and administration of the Plan, to the extent lawfully allowable and to the extent that such claim, liability, fine, penalty, or expense is not paid for by liability insurance purchased or paid for by the Company. Notwithstanding the foregoing, the Company shall not indemnify any person or organization if their actions or failure to act are due to gross negligence or willful misconduct or for any amount incurred through any settlement or compromise of any action, unless the Company consents in writing to such settlement or compromise.
8.6Binding Decisions or Actions. The decision or action of the Committee in respect of any question arising out of or in connection with the administration, interpretation, and application of the Plan and the rules and regulations thereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.
Article 9Amendment and Termination
9.1Amendments. The Company, by action taken by the Board or the Compensation and People Committee, may amend the Plan at any time and for any reason, provided that any such amendment shall not reduce the vested Account Balances of any Participant accrued as of the date of any such amendment.
9.2Termination. The Company, by action taken by the Board, may terminate the Plan and pay Participants and Beneficiaries their Account Balances in a single distribution at any time, to the extent and in accordance with Treas. Reg. Section 1.409A-3(j)(4)(ix).
9.3Accounts Taxable Under Code Section 409A. The Plan is intended to constitute a plan of deferred compensation that meets the requirements for deferral of income taxation under Code Section 409A. The Committee, pursuant to its authority to interpret the Plan, may sever from the Plan or any Compensation Deferral Agreement any provision or exercise of a right that otherwise would result in a violation of Code Section 409A.
Article 10Informal Funding
10.1General Assets. Obligations established under the terms of the Plan may be satisfied from the general funds of the Company or a trust described in this Article 10. No Participant, spouse, or Beneficiary shall have any right, title, or interest in assets of the Company. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Company and any Participant, spouse, or Beneficiary. To the extent that any person acquires a right to receive payments hereunder, such rights are no greater than the right of an unsecured general creditor of the Company.
10.2Rabbi Trust. The Company may, in its sole discretion, establish a grantor trust, commonly known as a rabbi trust, as a vehicle for accumulating assets to pay benefits

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under the Plan. Payments under the Plan may be made from the general assets of the Company or from the assets of any such rabbi trust. Any such payment made shall reduce the obligation owed to the receiving Participant or Beneficiary under the Plan.
Article 11Claims
11.1Filing a Claim. Any controversy or claim arising out of or relating to the Plan shall be filed in writing with a committee designated by the Committee to resolve such controversies and claims (the “Claims Committee”), which shall make all determinations concerning such claim. Any claim filed with the Claims Committee and any decision by the Claims Committee denying such claim shall be in writing and shall be delivered to the Participant or Beneficiary filing the claim (the “Claimant”). Notice of a claim for payments shall be delivered to the Claims Committee within 90 days of the latest date upon which the payment could have been timely made in accordance with the terms of the Plan and Code Section 409A, and if not paid, the Participant or Beneficiary must file a claim under this Article 11 not later than 180 days after such latest date. If the Participant or Beneficiary fails to file a timely claim, the Participant or Beneficiary forfeits any amounts to which such Participant or Beneficiary may have been entitled to receive under the claim.
(a)In General. Notice of a denial of benefits will be provided within 90 days of the Claims Committee’s receipt of the Claimant’s claim for benefits. If the Claims Committee determines that it needs additional time to review the claim, the Claims Committee will provide the Claimant with a notice of the extension before the end of the initial 90-day period. The extension will not be more than 90 days from the end of the initial 90-day period, and the notice of extension will explain the special circumstances that require the extension and the date by which the Claims Committee expects to make a decision.
(b)Contents of Notice. If a claim for benefits is completely or partially denied, notice of such denial shall be in writing. Any electronic notification shall comply with the standards imposed by Department of Labor Regulation 29 CFR 2520.104b-1(c)(1)(i), (iii), and (iv). The notice of denial shall: (i) set forth the specific reasons for denial in plain language; (ii) cite the pertinent provisions of the Plan document; (iii) explain, where appropriate, how the Claimant can perfect the claim, including a description of any additional material or information necessary to complete the claim and why such material or information is necessary; and (iv) explain the claims review procedures and the time limits applicable to such procedures, including the right to appeal the decision, the deadline by which such appeal must be filed, and a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse decision on appeal and the specific date by which such a civil action must commence under Section 11.4.
11.2Appeal of Denied Claims. A Claimant whose claim has been completely or partially denied shall be entitled to appeal the claim denial by filing a written appeal with a committee designated by the Committee to hear such appeals, which may be the Committee itself (the “Appeals Committee”). A Claimant who timely requests a review of the denied claim (or such Claimant’s authorized representative) may review, upon request and free of charge, copies of all documents, records, and other information relevant to the denial and may submit written comments, documents, records, and other information relating to the claim to the Appeals Committee. All written comments, documents, records, and other information shall be considered “relevant” if the information: (a) was relied upon in making a benefits determination; (b) was submitted,

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considered, or generated in the course of making a benefits decision, regardless of whether it was relied upon to make the decision; or (c) demonstrates compliance with administrative processes and safeguards established for making benefit decisions. The review shall take into account all comments, documents, records, and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The Appeals Committee may, in its sole discretion and if it deems appropriate or necessary, decide to hold a hearing with respect to the claim appeal.
(a)In General. Appeal of a denied benefits claim must be filed in writing with the Appeals Committee no later than 60 days after receipt of the written notification of such claim denial. The Appeals Committee shall make its decision regarding the merits of the denied claim within 60 days following receipt of the appeal (or within 120 days after such receipt, in a case where there are special circumstances requiring extension of time for reviewing the appealed claim). If an extension of time for reviewing the appeal is required because of special circumstances, written notice of the extension shall be furnished to the Claimant prior to the commencement of the extension. The notice will indicate the special circumstances requiring the extension of time and the date by which the Appeals Committee expects to render the determination on review. The review will take into account comments, documents, records, and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.
(b)Contents of Notice. If a benefits claim is completely or partially denied on review, notice of such denial shall be in writing. Any electronic notification shall comply with the standards imposed by Department of Labor Regulation 29 CFR 2520.104b-1(c)(1)(i), (iii), and (iv). Such notice shall set forth: (i) the reasons for denial in plain language; (ii) the specific reason or reasons for the denial; (iii) specific references to the pertinent Plan provisions on which the denial is based; (iv) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, or other information “relevant” (as described in Section 11.2) to the Claimant’s claim; and (v) a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA, following an adverse decision on review and the specific date by which such a civil action must commence under Section 11.4.
11.3Claims Appeals Upon Change in Control. Upon a Change in Control, the Appeals Committee, as constituted immediately prior to such Change in Control, shall continue to act as the Appeals Committee. The Company may not remove any member of the Appeals Committee but may replace resigning members if two-thirds of the members of the Board and a majority of Participants and Beneficiaries with Account Balances consent to the replacement.
The Appeals Committee shall have the exclusive authority at the appeals stage to interpret the terms of the Plan and resolve appeals under the Claims Procedure.
The Company shall: (a) pay all reasonable expenses and fees of the Appeals Committee; (b) indemnify the Appeals Committee (including individual committee members) against any costs, expenses, and liabilities, including attorneys’ fees and expenses arising in connection with the performance of the Appeals Committee hereunder, except with respect to matters resulting from the Appeals Committee’s gross negligence or willful misconduct; and (c) supply full and timely information to the Appeals Committee on all

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matters related to the Plan, Participants, Beneficiaries, Accounts, and any rabbi trust as the Appeals Committee may reasonably require.
11.4Legal Action. A Claimant may not bring any legal action, including commencement of any arbitration, relating to a claim for benefits under the Plan unless and until the Claimant has followed the claims procedures under the Plan and exhausted such Claimant’s administrative remedies under Sections 11.1 and 11.2. No such legal action may be brought more than 12 months following the notice of denial of benefits under Section 11.2, or if no appeal is filed by the applicable appeals deadline, 12 months following the appeals deadline.
If a Participant or Beneficiary prevails in a legal proceeding brought under the Plan to enforce the rights of such Participant or Beneficiary or any similarly situated Participant or Beneficiary, in whole or in part, the Company shall reimburse such prevailing Participant or Beneficiary for all legal costs (including reasonable attorneys’ fees) and reasonably documented (a) out-of-pocket expenses and (b) other liabilities incurred by such Participant or Beneficiary as a result of such proceedings.
11.5Discretion of Appeals Committee. All interpretations, determinations, and decisions of the Appeals Committee with respect to any claim shall be made in its sole discretion and shall be final and conclusive.
11.6Arbitration.
(a)Prior to Change in Control. If, prior to a Change in Control, any claim or controversy between the Company and a Claimant is not resolved through the claims procedure set forth in Article 11, such claim shall be submitted to and resolved exclusively by expedited binding arbitration by a single arbitrator. Arbitration shall be conducted in accordance with the following procedures:
The complaining party shall promptly send written notice to the other party identifying the matter in dispute and the proposed remedy. Following the giving of such notice, the parties shall meet and attempt in good faith to resolve the matter. If the parties are unable to resolve the matter within 21 days, the parties shall meet and attempt in good faith to select a single arbitrator acceptable to both parties. If a single arbitrator is not selected by mutual consent within 10 Business Days following the giving of the written notice of dispute, an arbitrator shall be selected from a list of nine persons, each of whom shall be an attorney who is either engaged in the active practice of law or recognized arbitrator and who, in either event, is experienced in serving as an arbitrator in disputes between employers and employees, which list shall be provided by the main office of either JAMS, the American Arbitration Association (“AAA”) or the Federal Mediation and Conciliation Service. If, within three Business Days of the parties’ receipt of such list, the parties are unable to agree on an arbitrator from the list, then the parties shall each strike names alternatively from the list, with the first to strike being determined by the flip of a coin. After each party has had four strikes, the remaining name on the list shall be the arbitrator. If such person is unable to serve for any reason, the parties shall repeat this process until an arbitrator is selected.
Unless the parties agree otherwise, within 60 days of the selection of the arbitrator, a hearing shall be conducted before such arbitrator at a time and a place agreed upon by the parties. If the parties are unable to agree upon the time or place of the arbitration, the time and place shall be designated by the arbitrator

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after consultation with the parties. Within 30 days of the conclusion of the arbitration hearing, the arbitrator shall issue an award, accompanied by a written decision explaining the basis for the arbitrator’s award.
In any arbitration hereunder, the Company shall pay all administrative fees of the arbitration and all fees of the arbitrator. Each party shall pay its own attorneys’ fees, costs, and expenses, unless the arbitrator orders otherwise. The arbitrator shall have no authority to add to or to modify this Plan, shall apply all applicable law, and shall have no lesser and no greater remedial authority than would a court of law resolving the same claim or controversy. The arbitrator shall, upon an appropriate motion, dismiss any claim without an evidentiary hearing if the party bringing the motion establishes that it would be entitled to summary judgment if the matter had been pursued in court litigation.
The parties shall be entitled to discovery as follows: (i) each party may take no more than three depositions; (ii) the Company may depose the Participant or Beneficiary plus two other witnesses; and (iii) the Participant or Beneficiary may depose the Company, pursuant to Rule 30(b)(6) of the Federal Rules of Civil Procedure, plus two other witnesses. Each party may make reasonable document discovery requests as are allowed in the discretion of the arbitrator.
The decision of the arbitrator shall be final, binding, and non-appealable and may be enforced as a final judgment in any court of competent jurisdiction.
This arbitration provision of the Plan shall extend to claims against any parent, subsidiary, or affiliate of each party and, when acting within such capacity, any officer, director, shareholder, Participant, Beneficiary, or agent of any party, or of any of the above, and shall apply to claims arising out of state and federal statutes and local ordinances as well as to claims arising under the common law or under this Plan.
Notwithstanding the foregoing, and unless otherwise agreed between the parties, either party may apply to a court for provisional relief, including a temporary restraining order or preliminary injunction, on the ground that the arbitration award to which the applicant may be entitled may be rendered ineffectual without provisional relief.
Any arbitration hereunder shall be conducted in accordance with the Federal Arbitration Act. However, in the event of any inconsistency between the rules and procedures of such Act and the terms of this Plan, the terms of this Plan shall prevail.
If any of the provisions of this Section 11.6(a) are determined to be unlawful or otherwise unenforceable, such determination shall not affect the validity of the remainder of this Section 11.6(a), and this Section 11.6(a) shall be reformed to the extent necessary to carry out its provisions to the greatest extent possible and to insure that the resolution of all conflicts between the parties, including those arising out of statutory claims, shall be resolved by neutral, binding arbitration. If a court finds that the provisions of this Section 11.6(a) are not absolutely binding, then the parties intend any arbitration decision and award to be fully admissible in evidence in any subsequent action, given great weight by any finder of fact, and treated as determinative to the maximum extent permitted by law.

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The parties do not agree to arbitrate any putative class action or any other representative action. The parties agree to arbitrate claims only to the extent that they are brought by a single Participant or Beneficiary.
(b)Upon Change in Control. Upon a Change in Control, Section 11.6(a) shall not apply, and any legal action initiated by a Participant or Beneficiary to enforce rights under the Plan may be brought in any court of competent jurisdiction. Notwithstanding the Appeals Committee’s discretion under Sections 11.3 and 11.5, the court shall apply a de novo standard of review to any prior claims decision under Sections 11.1 through 11.3 or any other determination made by the Company, the Board, the Committee, or the Appeals Committee.
Article 12General Provisions
12.1Assignment. No interest of any Participant, spouse, or Beneficiary under this Plan and no benefit payable hereunder shall be assigned as security for a loan, and any such purported assignment shall be null, void, and of no effect, nor shall any such interest or any such benefit be subject in any manner, either voluntarily or involuntarily, to anticipation, sale, transfer, assignment, or encumbrance by or through any Participant, spouse, or Beneficiary. Notwithstanding anything to the contrary herein, the Committee has the discretion to make payments to an alternate payee in accordance with the terms of a “domestic relations order” (as defined in Code Section 414(p)(1)(B)).
Without the consent of any Participant or Beneficiary, the Company may assign any or all of its liabilities under this Plan in connection with any restructuring, recapitalization, sale of assets, Change in Control, or similar transaction affecting the Company.
12.2No Legal or Equitable Rights or Interest. No Participant or other person shall have any legal or equitable rights or interest in this Plan that are not expressly granted in this Plan. Participation in this Plan does not give any person any right to be retained in the service of the Company or any Employer, and nothing contained herein shall be construed to constitute a contract of employment or other services between an Employee and the Company or an Employer. Nothing contained herein shall be construed as changing a Participant’s status from employee to independent contractor or from independent contractor to employee. The Company makes no representations or warranties as to the tax consequences to any Participant or Beneficiary resulting from a deferral of income pursuant to the Plan.
12.3Notices. All notices, requests, instructions, claims, demands, and other communications required or permitted to be given hereunder shall be effective: (a) if delivered personally, when received; (b) if sent by electronic mail or other electronic transmission, upon confirmation of receipt; (c) if mailed by registered or certified mail (postage prepaid, return receipt requested), two business days after being mailed; or (d) if sent by a nationally recognized overnight courier, upon the earlier of actual receipt and two business days after delivery against waybill, and shall be addressed as follows (or to any other address that a party indicates by a notice delivered to the other parties pursuant to this Section 12.3):
If to the Company:
Palo Alto Networks, Inc.
3000 Tannery Way
Santa Clara, CA 95054

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If to a Participant or Beneficiary:
To the most recent address that the Company or the Employer has on file for the Participant
12.4Headings. The headings of Sections are included solely for convenience of reference, and if there is any conflict between such headings and the text of this Plan, the text shall control.
12.5Invalid or Unenforceable Provisions. If any provision of this Plan is held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and the Committee may elect in its sole discretion to construe such invalid or unenforceable provisions in a manner that conforms to applicable law or as if such provisions, to the extent invalid or unenforceable, had not been included.
12.6Lost Participants or Beneficiaries. Any Participant or Beneficiary who is entitled to a benefit from the Plan has the duty to keep the Committee advised of such Participant or Beneficiary’s current mailing address. If benefit payments are returned to the Plan or are not presented for payment after a reasonable amount of time, the Committee shall presume that the payee is missing. The Committee, after making efforts it deems reasonable and appropriate in its discretion to locate the payee, shall stop payment on any uncashed checks and may discontinue making future payments until contact with the payee is restored. If the Committee is unable to locate the Participant or Beneficiary after (a) the first anniversary of the date on which payment is to be made, then the Participant’s Account will not be further credited with Earnings, and (b) the fifth anniversary of the date on which payment is scheduled to be made, then the Participant’s Account will be forfeited. However, such forfeited Account shall thereafter be reinstated, without further adjustment for interest, if a valid claim is made by or on behalf of the Participant or Beneficiary for all or part of the forfeited Account.
12.7Facility of Payment to a Minor. If a distribution is to be made to a minor, or to a person who is otherwise incompetent, then the Committee may, in its discretion, make such distribution to (a) the legal guardian or, if none, to a parent of a minor payee with whom the payee maintains a residence, or (b) the conservator or committee or, if none, to the person having custody of an incompetent payee. Any such distribution shall fully discharge the Committee, the Company, and the Plan from further liability on account thereof.
12.8Successors and Assigns. This Plan shall inure to the benefit of and be binding upon the Company, each Participant, each Beneficiary, and their respective successors, executors, administrators, heirs, and permitted assigns.
12.9Governing Law. To the extent not preempted by ERISA, the laws of the state of Delaware shall govern the construction and administration of the Plan.
12.10Code Section 409A. This Plan is intended to be administered in compliance with Code Section 409A, and each provision of the Plan shall be interpreted consistent with Code Section 409A. Although intended to comply with Code Section 409A, this Plan shall not constitute a guarantee to any Participant or Beneficiary that the Plan in form or in operation will result in the deferral of federal or state income tax liabilities or that the Participant or Beneficiary will not be subject to the additional taxes imposed under Code Section 409A. The Company shall not have any legal obligation to a Participant with respect to taxes imposed under Code Section 409A.

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